Exhibit 23.4

CHINA COMMERCIAL LAW FIRM

Exchange: +86 755 8302 55555

Fax: +86 755 8302 5058 P.C/518048

https://www.huashanglawyer.com

Address: 21-26/F, Hong Kong China Travel Service Building, No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C

Date: January 27, 2026

UDynamics Limited
18/F, Kinox Centre 9 Hung To Road Kwun Tong, Kowloon Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Consent on  UDynamics Limited (the “Company”)

1.	We are qualified lawyers of the People’s Republic of China (the “PRC”,for the purpose of this consent, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan). We are acting as the PRC counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended. The Registration Statement relates to the initial public offering of Class A ordinary shares of no par value of UDynamics Limited , in connection to certain legal matters related to the law and regulations of PRC.

2.	We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ China Commercial Law Firm
China Commercial Law Firm

/s/ Hongxuan XIAO
Ms. Hongxuan Xiao, Partner
On behalf of China Commercial Law Firm